JACK H. HALPERIN, ESQ.
                                 ---------------
                                711 THIRD AVENUE
                                   SUITE 1505
                            NEW YORK, NEW YORK 10017
                            TELEPHONE: (212) 545-1700
                             TELEFAX: (212) 545-1703




                                                        February 14, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re: Phase-Out of America, Inc.

Gentlemen:

         I have been requested by Phase-Out of America, Inc., a Delaware corporation (the "Company"), to furnish you with my opinion as to the matters hereinafter set forth in connection with a Registration Statement on Form S-8 (the "Registration Statement") covering 300,000 shares of the Company's common stock, par value $.00003 per share (the "Common Stock"). I have been advised by the Company that these shares are being issued in connection with certain consulting agreements.

         In connection with this opinion, I have examined such documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

         Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock which are registered under the Registration Statement when issued will be legally authorized, fully paid and non-assessable shares of the Company.

         I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Delaware.

         I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-8.


                                                        Very truly yours,

                                                        /s/ Jack H. Halperin
                                                           -----------------
                                                            Jack H. Halperin